     As filed with the Securities and Exchange Commission on June 27, 2007
Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIME ENERGY CO.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4197337
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
(Address of Principal Executive Offices) (Zip Code)

Lime Energy Co. Miscellaneous
Employee Stock Option Agreements

Jeffrey R. Mistarz
Chief Financial Officer and Treasurer
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois, 60007
(847) 437-1666
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Todd Arkebauer
Reed Smith LLP
10 S. Wacker Drive
Chicago, Illinois 60606-7507
(312) 207-1000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount To	Aggregate Offering	Amount of
Securities to be Registered	Be Registered (1)	Price (2)	Registration Fee
Common Stock, par value $0.0001	9,300,833	$9,321,499.66	$286.17

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of Lime Energy Co. (the “Registrant”), in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of the product of 9,300,833 shares of Common Stock issuable upon exercise of outstanding options under the miscellaneous employee stock option agreements as of June 27, 2007, multiplied by exercise prices varying from $0.96 per share to $1.05 per share, which is equal to an aggregate offering price of $9,321,499.66.

EXPLANATORY NOTE
          This registration statement registers restricted shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lime Energy Co. that may be issued and sold under miscellaneous non-incentive employee stock option agreements (the “Plans”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information Required by Part I of Form S-8. The document(s) setting forth the information specified in Part I of this Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at Registrant’s principal executive offices and available, without charge, upon written request to: Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, IL 60007-2410
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents and information previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on April 2, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three month periods ended March 31, 2007, filed with the Commission on May 11, 2007;

(c)	The Registrant’s Current Report on Form 8-K dated April 2, 2007 filed with the Commission on April 3, 2007;

(d)	The Registrant’s definitive Proxy Statement on Schedule 14A filed with the Commission on April 18, 2007;

(e)	The Registrant’s Current Report on Form 8-K dated May 7, 2007 filed with the Commission on May 7, 2007;

(f)	The Registrant’s Current Report on Form 8-K dated May 29, 2007 filed with the Commission on May 30, 2007;

(g)	The Registrant’s Current Report on Form 8-K dated June 5, 2007 filed with the Commission on June 8, 2007;

(h)	The Registrant’s Current Report on Form 8-K dated June 6, 2007 filed with the Commission on June 11, 2007;

(i)	The Registrant’s Current Report on Form 8-K dated June 8, 2007 filed with the Commission on June 11, 2007; and

(j)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, filed with the Commission on February 14, 2007.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act which also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon for the Company by Reed Smith LLP.
Item 6. Indemnification of Directors and Officers.
     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of the Registrant’s By-laws specifies that the Registrant shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of the Registrant entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
     The Registrant has executed indemnification agreements with certain officers pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of the Registrant.
     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
     The Registrant’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of the Registrant, and, in certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of the Registrant, is required to amend such provisions.
     The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the attached Exhibit Index
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 27th day of June, 2007.

LIME ENERGY CO.
By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Chief Financial Officer

POWER OF ATTORNEY
     The undersigned hereby appoint Jeffrey Mistarz as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below:

Signature	Title	Date

/s/ David Asplund	Chief Executive Officer (principal executive officer)	June 27, 2007

David Asplund

/s/ Jeffrey Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary	June 27, 2007

Jeffrey Mistarz	(principal financial officer and principal accounting officer)

/s/ Richard Kiphart	Chairman of the Board	June 27, 2007

Richard Kiphart

/s/ Gregory Barnum	Director	June 27, 2007

Gregory Barnum

/s/ William Carey	Director	June 27, 2007

William Carey

/s/ Joseph Demond	Director	June 27, 2007

Joseph Desmond

/s/ Daniel Parke	Director	June 27, 2007

Daniel Parke

/s/ David Valentine	Director	June 27, 2007

David Valentine

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1*	Form of Lime Energy Co. Employee Stock Option Agreement

4.2	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01 of the Company’s Amendment No. 4 to Form S-1 filed on February 14, 2007 (File No. 333-136992)).

4.3	Amended and Restated By-Laws of Lime Energy Co. (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 6, 2007).

4.4	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed with the Commission on April 2, 2007).

5.1*	Opinion of Reed Smith LLP with respect to the legality of the Common Stock being registered.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of Reed Smith LLP (contained in exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith